EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Stewart Enterprises, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2009.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
June 8, 2010